FOR IMMEDIATE RELEASE

Alexander & Baldwin Extends Its Revolving Credit Facility

Honolulu, (October 21, 2024) – Alexander & Baldwin, Inc. (NYSE: ALEX), a Hawai‘i-based owner, operator, and developer of high-quality commercial real estate in Hawai‘i, announced today that it has amended its revolving credit facility, which extends the term of the facility to October 2028, with two six-month extension options and provides for $450 million of borrowing capacity.

The interest rate under the amended revolving credit facility remains unchanged from the prior facility, bearing interest at a rate of SOFR plus 1.05% based on a leverage-based pricing grid, plus a SOFR adjustment of 0.10%. The facility fee also remains unchanged at 0.15% based on a leverage-based pricing grid.

BofA Securities, Inc., First Hawaiian Bank, KeyBanc Capital Markets Inc., and Wells Fargo Securities, LLC served as Joint Lead Arrangers and Joint Bookrunners for the revolving credit facility. Bank of America N.A. is the administrative agent. First Hawaiian Bank, KeyBank National Association and Wells Fargo Bank, National Association are Syndication Agents. Bank of Hawaii, American Savings Bank, F.S.B., U.S. Bank National Association and Central Pacific Bank also participate in the revolving credit facility.

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About Alexander & Baldwin, Inc.

Alexander & Baldwin, Inc. (NYSE: ALEX) (“A&B”) is the only publicly-traded real estate investment trust to focus exclusively on Hawai‘i commercial real estate and is the state's largest owner of grocery-anchored, neighborhood shopping centers. A&B owns, operates and manages approximately 4.0 million square feet of commercial space in Hawai‘i, including 22 retail centers, 14 industrial assets and four office properties, as well as 142 acres of ground lease assets. Over its 154-year history, A&B has evolved with the state's economy and played a leadership role in the development of the agricultural, transportation, tourism, construction, residential and commercial real estate industries. Learn more about A&B at www.alexanderbaldwin.com.

Contact:
Jordan Hino
(808) 525-8475
investorrelations@abhi.com